EMCORE CORPORATION
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT
This Executive Severance and Change in Control Agreement (this “Agreement”), is made and entered into effective as May 17, 2023 (the “Effective Date”), by and between Iain Black (the “Executive”) and EMCORE Corporation, a New Jersey corporation (the “Company”).
RECITALS
A.    It is expected that the Company from time to time will consider the possibility of a Change in Control and it is possible that the Company could terminate Executive’s employment with the Company either in connection with or apart from a Change in Control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.
B.    The Board believes that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination and to provide Executive with an incentive to continue Executive’s employment with the Company and to maximize the value of the Company upon a Change in Control for the benefit of its shareholders.
C.    In order to provide Executive with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of Executive’s termination either in connection with or apart from a Change in Control, the Board believes that it is imperative to provide Executive with certain severance and other benefits upon Executive’s Involuntary Termination of employment.
AGREEMENT
In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:
1.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)Cause. “Cause” shall mean Executive’s (i) willful and continued failure to perform substantially Executive’s material duties with the Company (other than any such failure resulting from Executive’s incapacity as a result of physical or mental illness) after a written demand for substantial performance specifying the manner in which Executive has not performed such duties is delivered to Executive, (ii) engaging in willful and serious misconduct that is injurious, including reputational harm, to the Company or any of its subsidiaries, (iii) one or more acts of fraud or personal dishonesty resulting in or intended to result in personal enrichment at the expense of the Company or any of its subsidiaries, (iv) substantial abusive use of alcohol, drugs or similar substances that, in the sole judgment of the Company, impairs Executive’s job performance, (v) material violation of any Company policy that results in harm to the Company or any of its subsidiaries or (vi) indictment for or conviction of (or plea of guilty or nolo contendere) to a felony or of any crime (whether or not a felony) involving moral turpitude. A “termination for Cause” shall include a determination by the Company following Executive’s termination of employment for any other reason that, prior to such termination of employment, circumstances constituting Cause existed. Notwithstanding
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the foregoing, if Executive is party to an employment agreement or offer letter with the Company, “Cause” shall have the meaning, if any, specified in such employment agreement or offer letter.
(b)Change in Control. “Change in Control” shall mean the occurrence of any of the following events:
(i)an acquisition in one transaction or a series of related transactions (other than directly from the Company or pursuant to awards granted under the Company’s compensatory equity incentive plans) of any Voting Securities by any Person, immediately after which such Person has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred hereunder, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition that would cause a Change in Control;
(ii)the individuals who, immediately prior to the effective date of this Agreement, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election, by the Company’s common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934 and the rules promulgated thereunder, as amended (the “Exchange Act”)) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or
(iii)the consummation of:
(A)a merger, consolidation or reorganization involving the Company unless:
(1)the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities held immediately before such merger, consolidation or reorganization,
(2)the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation, or a corporation Beneficially Owning, directly or indirectly, a majority of the voting securities of the Surviving Corporation, and
(3)no Person, other than (i) the Company, (ii) any Related Entity, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company, the Surviving Corporation, or any Related Entity or (iv) any Person who,

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together with its Affiliates, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities, owns, together with its Affiliates, Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a transaction described in clauses (1) through (3) above is referred to herein as a “Non-Control Transaction”);
(B)a complete liquidation or dissolution of the Company; or
(C)the sale or other disposition of all or substantially all of the assets or business of the Company to any Person (other than a transfer to a Related Entity or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and (1) before such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any new or additional Voting Securities in a related transaction or (2) after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any new or additional Voting Securities which in either case increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall be deemed to occur.
Solely for purposes of this Change in Control definition, (v) “Person” means “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, including, without limitation, any individual, corporation, limited liability company, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity or any group of persons; (w) “Beneficial Ownership” (including correlative terms) shall have the same meaning given such term in Rule 13d-3 promulgated under the Exchange Act; (x) “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person; (y) any “Relative” (for this purpose, “Relative” means a spouse, child, parent, parent of spouse, sibling or grandchild) of an individual shall be deemed to be an Affiliate of such individual for the purpose (however, neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any holder of Common Stock); (z) “Voting Securities” means all the outstanding voting securities of the Company entitled to vote generally in the election of the Board.
(c) “Code” “Code” shall mean the Internal Revenue Code of 1986, as amended.
(d)Involuntary Termination. “Involuntary Termination” shall mean Executive’s termination by the Company without Cause or resignation by Executive within thirty (30) days following the expiration of the Company cure period following the occurrence of one or more of the following without Executive’s written consent:

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(i)A material reduction in Executive’s duties, authorities or responsibilities relative to Executive’s duties, authorities, or responsibilities in effect as of the Effective Date;
(ii)A material reduction by the Company of Executive’s annual base salary other than a reduction that is for less than 10% of Executive’s annual base salary, unless such reduction in annual base salary is part of a general reduction in compensation applicable to senior executives of the Company;
(iii)A material reduction by the Company of Executive’s target bonus dollar amount other than a reduction that is for less than 10% of Executive’s target bonus dollar amount, unless such reduction in target bonus dollar amount is part of a general reduction in target bonus opportunities applicable to senior executives of the Company;
(iv)A material breach of this Agreement, the employment agreement or offer letter between Executive and the Company, the Confidential Information & Invention Assignment Agreement between Executive and the Company, in each case by the Company;
(v)Without Executive’s express written consent, the relocation of Executive’s principal place of employment to a facility or a location more than forty (40) miles from Executive’s current principal place of employment; or
(vi)(vii)    The failure of the Company to obtain the assumption of this Agreement or any other agreement between the Company and Executive by any successors contemplated in Section 6 below.

No event will be deemed an Involuntary Termination pursuant to clauses (i)-(vi) above without the Executive first providing the Company with written notice of the condition(s) that would constitute the Involuntary Termination within ninety (90) days of the event that Executive believes constitutes the Involuntary Termination and thirty (30) days prior to effectiveness of such resignation for Involuntary Termination and such condition constituting the Involuntary Termination has not been cured prior to effectiveness of such resignation. A termination due to death or disability shall not be considered an Involuntary Termination.
(e)Termination Date. “Termination Date” shall mean the date of Executive’s “separation from service” within the meaning of that term under Section 409A of the Code.
2.Severance Benefits.
(a)Severance for Involuntary Termination In Connection with a Change in Control. If Executive’s employment with the Company (and any parent or subsidiary of the Company employing Executive) terminates as a result of an Involuntary Termination on or at any time within three (3) months prior to a Change in Control or twelve (12) months after a Change in Control, and subject to Executive’s compliance with Executive’s obligations hereunder (including Sections 8, 9, 10 and 11 below), Executive’s execution of a general release of claims in favor of the Company in the form and with the terms reasonably requested by the Company (the “Release”), and the Release’s non-revocation by Executive and it becoming effective within sixty (60) days

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following the Termination Date as well as its faithful observance by the Executive, then Executive shall be entitled to the following severance benefits:
(i)Cash Severance Payments. Executive will be paid (x) an amount equal to six (6) months of Executive’s monthly base compensation as of the Termination Date, plus (y) an amount equal to Executive’s prorated target bonus for the applicable fiscal year (based on the period of Executive’s actual employment for the applicable fiscal year), payable in substantially equal installments over a period of six (6) months from the Termination Date on the regular paydays of the Company applicable to similarly situated employees, beginning with the first regular pay date following the date that Executive’s Release becomes effective, provided that the Release must become effective by the date specified by the Company which shall be no later than sixty (60) days after the Termination Date. Notwithstanding the foregoing, any payment of severance pay shall be delayed until after the expiration of the Release’s revocation period.
(ii)Vesting Acceleration. Executive shall receive accelerated service-based vesting and exercisability with respect to the lesser of fifty percent (50%) of the total number of shares underlying Executive’s outstanding equity award(s) and one-hundred percent (100%) of the total number of shares underlying the then-unvested portion of Executive’s oustanding equity award(s) (including, but not limited to, stock option(s), restricted stock unit award(s), restricted stock award(s) and other awards to acquire common stock of the Company or its successor, or the parent of either), or acceleration of vesting of any deferred compensation or other consideration into which Executive’s stock options and other equity grants were converted upon the Change in Control, but in all instances solely to the extent that such options and other equity awards are both (x) outstanding and (y) vest based solely on services to the Company over time. For the avoidance of doubt, Executive shall not receive acceleration of vesting of any equity award(s) (including, but not limited to, stock option(s), restricted stock unit award(s), restricted stock award(s) and other awards to acquire common stock of the Company or its successor, or the parent of either), that vest based on Company performance or other metrics or milestones beyond time-based service to the Company unless such acceleration is expressly set forth in the agreement governing such equity, and which agreement has been approved by the Board of Directors or a committee thereof.
(iii)COBRA. Upon Executive’s timely election to continue Executive’s existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue Executive’s existing health benefits for six (6) months following the Termination Date.
(b)Termination Apart from a Change in Control. If Executive’s employment with the Company (and any parent or subsidiary of the Company employing Executive) terminates other than as a result of an Involuntary Termination on or at any time that is more than three (3) months prior to a Change in Control or twelve (12) months after a Change in Control, and subject to Executive’s compliance with Executive’s obligations hereunder (including Sections 8, 9, 10 and 11 below), Executive’s execution of a Release, and the Release’s non-revocation by Executive and it becoming effective within sixty (60) days following the Termination Date as well as its faithful observance by the Executive, then Executive shall be entitled to the following severance benefits:
(i)Cash Severance Payments. Executive will be paid an amount equal to six (6) months of Executive’s monthly base compensation as of the Termination Date, payable in substantially equal installments over a period of six (6) months from the

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Termination Date on the regular paydays of the Company applicable to similarly situated employees, beginning with the first regular pay date following the date that Executive’s Release becomes effective, provided that the Release must become effective by the date specified by the Company which shall be no later than sixty (60) days after the Termination Date. Notwithstanding the foregoing, any payment of severance pay shall be delayed until after the expiration of the Release’s revocation period.
(ii)COBRA. Upon Executive’s timely election to continue Executive’s existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue Executive’s existing health benefits for six (6) months following the Termination Date.
3.Accrued Wages and Vacation; Expenses. If Executive’s employment with the Company terminates, without regard to the reason for, or the timing of, Executive’s termination of employment, in accordance with applicable laws and Company policies: (a) the Company shall pay Executive any unpaid wages due for periods prior to the Termination Date; (b) the Company shall pay Executive all of Executive’s accrued and unused vacation through the Termination Date, if applicable; (c) Executive shall be entitled to receive continuation benefits in accordance with the terms of any applicable Company benefit plans; and (d) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.
4.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either:
(a)delivered in full, or
(b)delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4. In the event that a reduction is required, the reduction shall be applied first to any benefits that are not subject to Section 409A of the Code, and then shall be applied to benefits (if any) that are

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subject to Section 409A of the Code, with the benefits payable latest in time subject to reduction first.
5.Section 409A; Delayed Commencement of Benefits. To the extent (a) any payments or benefits to which Executive becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(b) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Any termination of Executive’s employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code. In any case where the Executive’s Separation from Service (defined below) and the date by which the Executive is required to deliver a Release pursuant to Sections 2(a) or 2(b) fall in two separate taxable years, any amount required to be paid to Executive that is conditioned on the effectiveness of a Release and is treated as nonqualified deferred compensation for purposes of Code Section 409A shall be paid in the later taxable year. For purposes of this Agreement, “Separation from Service” shall mean a “separation from service” within the meaning of Section 409A(2)(A)(i) of the Code and the underlying Treasury Regulations. Notwithstanding anything to the contrary contained in this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the

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payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.
6.Successors.
(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets.
(b)Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
7.Notices.
(a)General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.
(b)Notice of Termination. Any termination by the Company for Cause or by Executive as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 7. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder, subject to the requirements this Agreement.
8.Confidentiality. Executive shall continue to comply with the terms and conditions of the Confidential Information & Invention Assignment Agreement between Executive and the Company. Executive shall return all of the Company’s property and confidential and proprietary information in Executive’s possession to the Company on the Termination Date.
9.Non-Disparagement. Executive will refrain from making any defamatory or disparaging statements about the Company, its board of directors, officers, management,

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practices, procedures, or business operations to any person or entity. Nothing in this paragraph prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Employee has reason to believe is unlawful. The Company agrees to instruct each of its officers and directors making any defamatory or disparaging statements about Executive.
10.Resignation of Titles and Positions. Unless otherwise requested in writing by the Board, not later than the Termination Date, Executive will resign effective as of the Termination Date as an executive of the Company (including any and all titles in such capacity) and from any and all officerships, directorships or fiduciary positions with the Company or its affiliates.
11.Arbitration. Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Los Angeles County, California, except that any alleged breach of Executive’s confidential information obligations shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.
12.Miscellaneous Provisions.
(a)Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.
(b)No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.
(c)Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(d)Integration. This Agreement, along with any employment agreement or offer letter between Executive and the Company and any equity award agreement between the Executive and the Company, represent the entire agreement and understanding between the parties with respect to the payment of severance or other benefits if Executive’s employment with the Company terminates as a result of an Involuntary Termination in connection with a Change of Control, and supersedes all prior or contemporaneous agreements, whether written or oral, with respect thereto; provided, however, that this Agreement and any employment agreement or offer letter between Executive and the Company and any equity award agreement between the Executive and the Company, do not supersede any agreement in respect of the payment of severance or other benefits in circumstances pursuant to which benefits would not be payable hereunder.
(e)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

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(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(g)Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes and reductions.
(h)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: 5/17/2023	EMCORE Corporation By /s/ Jeffry Rittichier Jeffrey Rittichier, President and CEO
Dated: 5/20/2023	/s/ Iain Black Iain Black, an individual

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